                          SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C.  20549

                            ------------------------------

                                      FORM 8-K/A

                                    CURRENT REPORT
                        PURSUANT TO SECTION 13 OR 15(d) OF THE
                           SECURITIES EXCHANGE ACT OF 1934

                            ------------------------------


Date of report (Date of earliest event reported): April 1, 1999
                                                 ---------------

                             KEY COMPONENTS FINANCE CORP.
                  --------------------------------------------------
                  (Exact Name of Registrant as Specified in Charter)


         Delaware                    333-58675                14-1805946
----------------------------   ---------------------      -------------------
(State or Other Jurisdiction   (Commission File No.)        (IRS Employer
     of Incorporation)                                    Identification No.)


                                 KEY COMPONENTS, LLC
                  --------------------------------------------------
                  (Exact Name of Registrant as Specified in Charter)

         Delaware                    333-58675                04-3425424
----------------------------   ---------------------      -------------------
(State or Other Jurisdiction   (Commission File No.)        (IRS Employer
     of Incorporation)                                    Identification No.)


     Wing Road RR1, Box 167D, Millbrook, New York               12545
     --------------------------------------------            ------------
       (Address of Principal Executive Offices)               (Zip Code)

Registrant's telephone number, including area code: (914) 677-8383
                                                   ---------------

                                         N/A
            -------------------------------------------------------------
            (Former Name or Former Address, if Changed Since Last Report)

Items 1-6  Not Applicable

Item 7     Financial Statements, Pro Forma Financial Information and Exhibits

        This amendment provides the proforma financial information of Key Components, Inc. (the "Company") pursuant to Article II of Regulation S-X for the year ended December 31, 1998, which was not included in the Form 8-K filed by Key Components, LLC ("KC LLC") and its wholly-owned subsidiary Key Components Finance Corp. ("Finance Corp") on February 3, 1999, since the information for the period was not determinable at such time. KC LLC is a wholly-owned subsidiary of the Company.

                            KEY COMPONENTS, INC.
                UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA


         The following Unaudited Pro Forma Consolidated Balance Sheet as of December 31, 1998 and the Unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 1998 have been prepared to give effect to (i) the acquisition by the Company through a wholly-owned subsidiary of all of the capital stock of Valley Forge Corporation ("VFC") on January 15, 1999 (the "Acquisition") for $19.00 per share, for an aggregate purchase price of approximately $84 million, (ii) completion of an offering of $80,000,000 of 10 1/2% senior notes due 2008, on May 28, 1998 (the
"Offering") a portion of the proceeds of which were used in the acquisition of VFC, and (iii) the incurrence, by KC LLC, of debt under a new bank credit facility for the purpose of completing the Acquisition (the "Acquisition Credit Facility"). The Unaudited Pro Forma Consolidated Balance Sheet gives effect to the transactions described in clauses (i) and (iii) above as if they were consummated on December 31, 1998. The Unaudited Pro Forma Statement of Operations gives effect to all of the transactions described above as if they had occurred as of January 1, 1998. The Unaudited Pro Forma Financial Data has been derived by the Company by the application of pro forma adjustments to the audited financial statements of the Company as of and for the year ended December 31, 1998 and to the audited financial statements of VFC as of and for the year ended December 31, 1998.

         The Unaudited Pro Forma Financial Data has been derived under the assumption that the Acquisition has been accounted for using the purchase method of accounting, under which tangible and identifiable intangible assets acquired and liabilities assumed are recorded at their respective fair values. Allocations of the purchase price in the Acquisition have been determined based on estimates of fair value and, therefor, are subject to change.

         The Unaudited Pro Forma Financial Data is unaudited and does not purport to be indicative of the financial position or results of operations which would have been attained had the Acquision, the Offering and the Acquisition Credit Facility been consummated on the dates indicated or which may be attained in the future. The pro forma adjustments, as described in the Notes to the Unaudited Pro Forma Consolidated Balance Sheet and the Notes to the Unaudited Pro Forma Consolidated Statement of Operations, are based on available information and upon certain assumptions which management believes to be reasonable. These pro forma statements should be read in conjunction with the historical financial statements and accompanying notes of the Company and VFC. The audited Consolidated Financial Statements for VFC for the year ended December 31, 1998 are attached hereto. The audited Consolidated Financial Statements for the Company are contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1998 and are incorporated herein by reference.

                              KEY COMPONENTS, INC.
             UNAUDITED PROFORMA CONSOLIDATED STATEMENT OF OPERATIONS
               FOR THE YEAR TO DATE PERIOD ENDED DECEMBER 31, 1998
                             (DOLLARS IN THOUSANDS)


                                                    KEY           VALLEY                  SUBSIDIARIES
                                                 COMPONENTS,       FORGE                      HELD       PRO FORMA
                                                    INC.        CORPORATION    TOTAL      FOR SALE (1)  ADJUSTMENTS      PRO FORMA
                                                 -----------    -----------  ---------    ------------  -----------      ---------
Net sales                                          $ 61,862      $ 109,970   $ 171,832      $(13,235)     $     --       $ 158,597

Cost of goods sold                                   39,130         67,143     106,273        (8,065)           --          98,208
                                                   --------      ---------   ---------      --------      --------       ---------

     Gross profit                                    22,732         42,827      65,559        (5,170)           --          60,389

Selling, general and administrative expenses          9,979         32,590      42,569        (4,502)       (1,250)(2)      38,237
                                                                                                               953 (3)
                                                                                                               467 (4)

Related party management fees                           800             --         800            --            --             800
                                                   --------      ---------   ---------      --------      --------       ---------

     Income from operations                          11,953         10,237      22,190          (668)         (170)         21,352

Other income (expense):
     Interest expense                                (7,641)        (1,086)     (8,727)           19        (6,757)(5)     (15,465)
     Other, net                                         404            232         636            95          (396)(6)         335
                                                   --------      ---------   ---------      --------      --------       ---------
                                                     (7,237)          (854)     (8,091)          114        (7,153)        (15,130)
                                                   --------      ---------   ---------      --------      --------       ---------

Income (loss) before income taxes and
     extraordinary charge                             4,716          9,383      14,099          (554)       (7,323)          6,222

Provision (benefit) for income taxes                     97          3,475       3,572          (257)          814 (7)       4,129
                                                   --------      ---------   ---------      --------      --------       ---------

Income (loss) before extraordinary charge (8)      $  4,619      $   5,908   $  10,527      $   (297)     $ (8,137)      $   2,093
                                                   ========      =========   =========      ========      ========       =========

                       KEY COMPONENTS, INC.
             NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                      STATEMENT OF OPERATIONS
                      (DOLLARS IN THOUSANDS)

(1) The results of operations of Multiplex Technology, Inc. ("MTI") and Force 10 Marine LTD. ("F10"), two subsidiaries of VFC, are eliminated from the Pro Forma Consolidated Statement of Operations as it was the Company's intent to sell both subsidiaries at the time it acquired VFC. F10 was sold on February 26, 1999 and the Company is in the process of conducting an auction for MTI. The Company has received bids, is analyzing these bids and expects to complete the sale of MTI no later than June 30, 1999.

(2) The adjustment represents contractual reductions in salaries of certain VFC executives which have been negotiated in conjunction with the acquisition. The adjustment also includes the elimination of VFC's directors' fees and costs incurred by VFC related to the acquisition.

(3) As required by purchase accounting in connection with the acquisition of VFC, the Company will record goodwill of $49,921 and eliminate goodwill of $9,445 previously recorded on VFC's books. The Unaudited Pro Forma Consolidated Statement of Operations assumes that the acquisition of VFC occurred as of January 1, 1998. Accordingly, a net goodwill amortization adjustment was included in selling, general and administrative expenses and is comprised of the following:

                Full year amortization of acquisition goodwill                                          $ 1,664
                Amortization included in historical statements of VFC                                      (711)
                                                                                                        -------
                Net adjustment                                                                          $   953
                                                                                                        =======

(4) Represents the net adjustment related to the following changes in the amortization of debt financing costs assuming (i) the offering, by KC LLC of $80,000 of 10 1/2% senior notes and (ii) the acquisition of VFC and the related incurrence of bank debt both occurred as of January 1, 1998:

          Amortization of of debt financing costs related to the sale of the 10 1/2% senior notes (a)       $   450
          Amortization included in historical statements of the Company                                        (290)
          Elimination of amortization of debt financing costs associated with debt repaid
               with proceeds of the sale of the 10 1/2% senior notes                                           (109)
          Amortization of debt financing costs related to debt incurred in connection with
                the acquisition of VFC (b)                                                                      422
          Elimination of amortization of debt financing costs associated with VFC's debt
               repaid in connection with the acquisition                                                         (6)
                                                                                                            -------
                                                                                                            $   467
                                                                                                            =======

         (a) Debt financing costs associated with the 10 1/2% senior notes are approximately $4,500 and include an initial purchase discount of $2,400 payable in connection with the offering of the senior notes. These costs are being amortized over ten years, the life of the senior notes.

         (b) These cost are being amortized over five years, the term of the acquisition debt.

                       KEY COMPONENTS, INC.
             NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                      STATEMENT OF OPERATIONS
                      (DOLLARS IN THOUSANDS)


(5) Represents the net adjustment to interest expense , assuming that both the sale of the 10 1/2% senior notes and the acquisition of VFC occurred January 1, 1998:

                Interest expense associated with the 10 1/2% senior notes                               $ 8,400
                Interest expense associated with debt incurred in connection with
                     the acquisition of VFC (a)                                                           6,821
                Eliminate interest expense associated with the 10 1/2% senior notes included
                     in historical statements of the Company                                             (4,970)
                Eliminate interest on debt repaid with the proceeds from the sale of the 10 1/2%
                     senior notes                                                                        (2,550)
                Eliminate interest on debt of VFC repaid at closing of the acquisition thereof             (944)
                                                                                                        -------
                                                                                                        $ 6,757
                                                                                                        =======

         (a) Reflects weighted average debt outstanding of approximately $82,000 for which the interest rates vary based on either the prime rate or LIBOR. The weighted average interest rate used for pro forma purposes was 8.19875% with a 0.5% commitment fee on unused available credit. A change of 0.125% to the weighted average interest rate would result in approximately a $103 increase to interest expense.

(6) To eliminate interest income to reflect the use of available cash to fund the acquisition of VFC.

(7) The adjustment reflects the additional income tax provision resulting from pro forma adjustments (2), (4) and (5) calculated at the VFC effective rate of 37%. No tax effect has been provided for other nondeductible items or other items that would be recorded in the Company's records, which as an S corporation would not be subject to tax.

(8) During the year ended December 31, 1998, the Company had an extraordinary loss on early extinguishment of debt of $4,616.

                              KEY COMPONENTS, INC.
                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                               DECEMBER 31, 1998
                             (DOLLARS IN THOUSANDS)


                                                 KEY       VALLEY                 SUBSIDIARIES
                                              COMPONENTS,   FORGE                    HELD        PRO FORMA
                                                 INC.    CORPORATION      TOTAL   FOR SALE (1)  ADJUSTMENTS    PRO FORMA
                                              ---------- -----------    --------- ------------  -----------    ---------

                                     ASSETS
Current assets:
     Cash                                      $ 13,119   $     --      $  13,119   $    --      $(12,032)(2)  $  1,087
     Accounts receivable                          7,989     15,783         23,772    (1,522)           --        22,250
     Inventory                                    8,487     22,500         30,987    (2,622)           --        28,365
     Prepaid expenses and other
      current assets (9)                            441      2,474          2,915      (337)           --         2,578
                                               --------   --------      ---------   -------      --------      --------
         Total current assets                    30,036     40,757         70,793    (4,481)      (12,032)       54,280

Property and equipment - net                     12,222     11,518         23,740    (1,469)           --        22,271

Other assets
     Goodwill                                    44,378     10,891         55,269    (1,446)       40,476(3)     94,299
     Deferred financing costs                     4,616         --          4,616        --         2,142(2)      6,758
     Unamortized intangibles                      1,620         --          1,620        --            --         1,620
     Assets held for sale                            --         --             --     5,210         2,018(1)      7,228
     Investment in affiliate                         --      3,358          3,358        --            --         3,358
     Other assets                                   272      1,194          1,466      (149)          (47)(6)     1,270
                                               --------   --------      ---------   -------      --------      --------

Total assets                                   $ 93,144   $ 67,718      $ 160,862   $(2,335)     $ 32,557      $191,084
                                               ========   ========      =========   =======      ========      ========


                              KEY COMPONENTS, INC.
                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                               DECEMBER 31, 1998
                             (DOLLARS IN THOUSANDS)


                                                 KEY       VALLEY                 SUBSIDIARIES
                                              COMPONENTS,   FORGE                    HELD        PRO FORMA
                                                 INC.    CORPORATION      TOTAL   FOR SALE (1)  ADJUSTMENTS       PRO FORMA
                                              ---------- -----------    --------- ------------  -----------       ---------
                      LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
     Notes payable                             $     --   $    640      $     640   $    --      $   (640)(4)     $     --
     Current portion of long term obligations       518      1,196          1,714        (7)        4,000 (4)        5,707
     Accounts payable                             1,465      5,719          7,184      (145)           --            7,039
     Accrued expenses (9)                         1,977      6,711          8,688      (796)          200 (8)        8,092
     Accrued interest                               750         67            817        --           (55)(2)(6)       762
                                               --------   --------      ---------   -------      --------         --------
         Total current liabilities                4,710     14,333         19,043      (948)        3,505           21,600

Other liabilities:
     10 1/2% Senior notes                        80,000         --         80,000        --            --           80,000
     Other long term obligations                    760      8,854          9,614       (15)       66,638 (4)       76,237
     Deferred taxes - noncurrent (9)                 --        894            894       (38)           --              856
     Stock appreciation rights                       --         --             --        --         1,397 (5)        1,397
                                               --------   --------      ---------   -------      --------         --------
         Total liabilities                       85,470     24,081        109,551    (1,001)       71,540          180,090
                                               --------   --------      ---------   -------      --------         --------
Minority interests                                   --      1,395          1,395    (1,334)           --               61

Shareholders' equity:
     Capital stock                                1,536      2,073          3,609        --         1,186 (2),(7)    4,795
     Paid in capital                                 --      7,929          7,929        --        (7,929)(7)           --
     Treasury stock                                  --        (54)           (54)       --            54 (7)           --
     Foreign exchange                                --       (439)          (439)       --           439 (7)           --
     Retained earnings                            6,138     32,733         38,871        --       (32,733)(7)        6,138
                                               --------   --------      ---------   -------      --------         --------
     Total shareholders equity                    7,674     42,242         49,916        --       (38,983)          10,933
                                               --------   --------      ---------   -------      --------         --------

Total liabilities and shareholders' equity     $ 93,144   $ 67,718      $ 160,862   $(2,335)     $ 32,557         $191,084
                                               ========   ========      =========   =======      ========         ========


                              KEY COMPONENTS, INC.
             NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                             (DOLLARS IN THOUSANDS)


(1) The assets and liabilities of MTI and F10, two subsidiaries of VFC, are reclassified to "Assets held for sale" on the Unaudited Pro Forma Balance Sheet and valued at their estimated net realizable value of $7,228, as it was the Company's intent to sell both subsidiaries at the time it acquired VFC. F10 was sold on February 26, 1999 and the Company is in the process of conducting an auction for MTI. The company has received bids, is analyzing these bids and expects to complete the sale of MTI no later than June 30, 1999.


(2)      Represents the net of the following:

              Proceeds from issuance of acquisition debt, see Note (4)                                    $ 78,638
              Proceeds from the sale of 9.3 shares of common stock of
                   the Company                                                                               3,259
              Cash used for the acquisition of VFC shares, net of noncash
                   items, see Notes (5) and (8)                                                            (83,092)
              Cash used to pay off certain debt of VFC, see Notes (4) and (6)                               (8,695)
              Deferred financing costs in connection with the bank debt
                   incurred to complete the acquisition                                                     (2,142)
                                                                                                          --------
                                                                                                          $(12,032)
                                                                                                          ========

(3) Represents the excess of the total purchase price over the estimated fair value of net tangible assets acquired as follows:

              Total purchase price, including costs and expenses                                          $ 84,689
              Fair value of net tangible assets acquired                                                   (34,768)
                                                                                                          --------
              Excess purchase price                                                                         49,921
              Goodwill included in the historical financial statements of VFC, net
                   of subsidiaries held for sale                                                            (9,445)
                                                                                                          --------
                  Pro Forma adjustment                                                                    $ 40,476
                                                                                                          ========

                              KEY COMPONENTS, INC.
             NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                             (DOLLARS IN THOUSANDS)

(4) Represents the net amount of debt incurred to complete the acquisition of VFC less the amount of VFC debt paid off concurrent with completion of the acquisition as follows:


                                                                                Current portion
                                                                                  of long term    Long term
                                                                                  obligations    obligations
                                                                                ---------------  -----------
              Debt incurred under revolving credit facility                        $     --       $ 18,638
              Debt incurred under term loan                                           5,000         55,000
              Debt of VFC paid off                                                   (1,640)        (7,000)
                                                                                   --------       --------

                                                                                   $  3,360       $ 66,638
                                                                                   ========       ========

         The revolving credit facility matures January 2005 and the term loan facility is payable in quarterly installments through January 2005.

(5) Represents the current value of stock appreciation rights, granted to holders of options to acquire common shares of VFC, in exchange for their options.

(6) Represents the write-off of loan fees and the payment of accrued interest both related to the VFC debt repaid. See Notes (2) and (4).

(7) Represents consolidating entry to eliminate the Company's investment in VFC of $84,689.

(8) Represents the accrual of severance agreement costs incurred in connection with the acquisition.

(9)      The Company is a subchapter S corporation under the Internal Revenue
         Code and as such its Shareholders are generally liable for federal and state income taxes except for certain franchise and income taxes which specific states impose on S corporations. If VFC were a subchapter S corporation, its income would be taxed directly to the Company's shareholders. At December 31, 1998, after reflecting the elimination of the subsidiaries held for sale, prepaid expenses and other current assets include a current deferred tax asset of $1,306, accrued expenses include taxes payable of $103 and a non-current deferred tax liability of $856. If the Company elects to treat VFC as an S corporation, the benefit of the net deferred tax asset will transfer to the Company's shareholders.


                    VALLEY FORGE CORPORATION AND SUBSIDIARIES
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                            PAGE
FINANCIAL STATEMENTS:

     Independent Auditors' Report                                            10

     Consolidated Statements of Net Income and Comprehensive Income
         for the years ended December 31, 1998 and 1997                      11

     Consolidated Balance Sheets at December 31, 1998 and 1997               12

     Consolidated Statements of Stockholders' Equity for the years
         ended December 31, 1998 and 1997                                    14

     Consolidated Statements of Cash Flows for the years ended
         December 31, 1998 and 1997                                          15

     Notes to Consolidated Financial Statements                              16

                          INDEPENDENT AUDITORS' REPORT



Board of Directors and Stockholder
Valley Forge Corporation

We have audited the accompanying consolidated balance sheets of Valley Forge Corporation and subsidiaries (the "Company") as of December 31, 1998 and 1997 and the related consolidated statements of net income and comprehensive income, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Valley Forge Corporation and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.



DELOITTE & TOUCHE LLP

San Francisco, California

March 5, 1999

                    VALLEY FORGE CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF NET INCOME
                            AND COMPREHENSIVE INCOME
                                 (IN THOUSANDS)

                                            YEARS ENDED DECEMBER 31,
                                            ------------------------
                                                  1998       1997
REVENUES                                     $ 109,970   $ 93,252
Costs of goods sold                             67,143     55,703
                                             ---------   --------

     GROSS PROFIT                               42,827     37,549

Selling and administrative expenses             32,590     28,685
                                             ---------   --------

         OPERATING INCOME                       10,237      8,864

Other income (expense):
     Interest expense                           (1,086)    (1,182)
     Other, net                                    332        269
                                             ---------   --------

         INCOME BEFORE INCOME TAXES
            AND MINORITY INTERESTS               9,483      7,951

Income taxes                                     3,475      3,107
Minority interests                                 100         11
                                             ---------   --------

NET INCOME                                       5,908      4,833

Other comprehensive loss - foreign currency
   translation adjustments                          54        218
                                             ---------   --------

Comprehensive income                         $   5,854   $  4,615
                                             =========   ========



              THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE
                       CONSOLIDATED FINANCIAL STATEMENTS.

                    VALLEY FORGE CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)


                                                                             DECEMBER 31,
                                                                         -------------------
                                                                             1998       1997
ASSETS
CURRENT ASSETS
Accounts receivable, less allowance of $336 in 1998 and
     $255 in 1997                                                        $ 15,783   $ 13,935
Inventories, less allowance of $1,300 in 1998 and $806 in 1997             22,500     19,121
Other current assets                                                        2,474      2,258
                                                                         --------   --------
         Total current assets                                              40,757     35,314

Property, plant and equipment, net                                         11,518     10,683
Goodwill, net of accumulated amortization of $6,836 in 1998
     and $6,016 in 1997                                                    10,891     11,762
Investment in and advances to affiliate                                     3,358      3,054
Other assets                                                                1,194      1,137
                                                                         --------   --------
                                                                         $ 67,718   $ 61,950
                                                                         ========   ========

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Loans and notes payable                                                  $    640   $  1,065
Current portion of long-term debt                                           1,196      4,385
Accounts payable and accrued expenses                                      12,497      9,408
                                                                         --------   --------
         Total current liabilities                                         14,333     14,858

Long-term debt                                                              8,854      8,268
Deferred income taxes                                                         894        815
                                                                         --------   --------
         Total liabilities                                                 24,081     23,941
                                                                         --------   --------

Minority interests                                                          1,395      1,375
                                                                         --------   --------

Commitments and contingencies

STOCKHOLDERS' EQUITY
Common stock, $.50 par value, authorized 10,000,000 shares,
     issued 4,146,358 shares in 1998 and 1997                               2,073      2,073
Capital in excess of par value                                              7,929      7,892
Accumulated other comprehensive loss                                         (439)      (385)
Retained earnings                                                          32,733     27,651
Treasury stock, at cost, 7,519 shares in 1998 and 83,269 shares in 1997
                                                                              (54)      (597)
                                                                         --------   --------
                                                                           42,242     36,634
                                                                         --------   --------
                                                                         $ 67,718   $ 61,950
                                                                         ========   ========


              THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE
                       CONSOLIDATED FINANCIAL STATEMENTS.

                    VALLEY FORGE CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                     Years ended December 31, 1998 and 1997
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


                                                        COMMON STOCK
                                                 ----------------------------                  ACCUMULATED
                                                     SHARES                   CAPITAL IN          OTHER
                                                   ISSUED AND      ISSUED      EXCESS OF       COMPREHENSIVE   RETAINED     TREASURY
                                                   OUTSTANDING     AMOUNT      PAR VALUE           LOSS        EARNINGS      STOCK
BALANCES AT DECEMBER 31, 1996                       4,001,526      $2,073        $7,775            $(167)      $ 23,465      $(920)

Net income                                                 --          --            --               --          4,833         --
Cash dividends, $.16 per share                             --          --            --               --           (647)        --
Other comprehensive loss -
   foreign currency translation adjustments                --          --            --             (218)            --         --

Exercise of stock options                              61,563          --           117               --             --        323
                                                    ---------      ------        ------            -----       --------      -----

BALANCES AT DECEMBER 31, 1997                       4,063,089       2,073         7,892             (385)        27,651       (597)

Net income                                                 --          --            --               --          5,908         --
Cash dividends, $.20 per share                             --          --            --               --           (826)        --
Other comprehensive loss
   foreign currency translation adjustments                --          --            --              (54)            --         --
Exercise of stock options                              75,750          --            37               --             --        543
                                                    ---------      ------        ------            -----       --------      -----

BALANCES AT DECEMBER 31, 1998                       4,138,839      $2,073        $7,929            $(439)      $ 32,733      $ (54)
                                                    =========      ======        ======            =====       ========      =====



              THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE
                       CONSOLIDATED FINANCIAL STATEMENTS.

                    VALLEY FORGE CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                   YEARS ENDED DECEMBER 31,
                                                                   ------------------------
                                                                          1998      1997
OPERATING ACTIVITIES
NET INCOME                                                             $ 5,908   $ 4,833
Adjustments to reconcile net income to net cash provided by operating activities:
        Depreciation                                                     2,351     2,149
        Amortization                                                       947     1,071
        Other                                                             (412)     (423)
        Changes in assets and liabilities:
               Accounts receivable                                      (1,930)   (2,647)
               Inventories                                              (3,379)   (1,867)
               Other current assets                                       (210)     (433)
               Accounts payable and accrued expenses                     3,766     2,823
                                                                       -------   -------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                7,041     5,506
                                                                       -------   -------

INVESTING ACTIVITIES
Additions to property, plant and equipment                              (3,444)   (2,976)
Investment in and advances to affiliate                                     --      (345)
Businesses acquired in purchase transactions                              (101)     (570)
Other                                                                       (7)        7
                                                                       -------   -------
NET CASH USED FOR INVESTING ACTIVITIES                                  (3,552)   (3,884)
                                                                       -------   -------

FINANCING ACTIVITIES
Net borrowings on line of credit agreement                                  75       235
Principal payments on long-term debt                                    (4,357)   (1,448)
Proceeds from long-term debt                                             1,755        --
Repayments of short-term notes payable                                    (500)       --
Dividends paid                                                            (826)     (647)
Proceeds from stock option exercises                                       364       238
                                                                       -------   -------
NET CASH USED FOR FINANCING ACTIVITIES                                  (3,489)   (1,622)
                                                                       -------   -------

CHANGE IN CASH AND EQUIVALENTS                                              --        --
Cash and equivalents at beginning of year                                   --        --
                                                                       -------   -------
Cash and equivalents at end of year                                    $    --   $    --
                                                                       =======   =======



              THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE
                       CONSOLIDATED FINANCIAL STATEMENTS.

                    VALLEY FORGE CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE A - DESCRIPTION OF BUSINESS

Valley Forge Corporation and its subsidiaries (the Company) is a holding company that operates in two business segments: the industrial group, which includes the manufacture and sale of turbo-charger actuators, lubricating devices for machinery and equipment, high-performance video signal distribution equipment, specialty wiring device products, and high-voltage switches; and the recreational group, which includes the manufacture and sale of marine and recreational accessories including electrical connectors, inverters, battery chargers, monitors, switches, lights, horns, vents, teak accessories, engine synchronizers, stoves, and barbecues. The industrial group consists of Gits Manufacturing Company, Turner Electric Corporation, and Multiplex Technology. The recreational products group is one of the largest manufacturers of products for the U.S. recreational marine industry and consists of Marinco/AFI, Heart Interface Corporation, The Guest Company, Glendinning Marine Products, Inc., Force 10 Marine, and Cruising Equipment Company. The Company also has an interest in Mastervolt International B.V. (see Note E).

On December 2, 1998, the Company entered into a merger and acquisition agreement (the Transaction) with Key Components, LLC (Key). Pursuant to this agreement, a wholly-owned subsidiary of Key commenced a cash tender offer to purchase all outstanding shares of Valley Forge Corporation common stock on December 9, 1998 for $19 per share. The Transaction was completed on January 19, 1999, with Valley Forge Corporation surviving as a wholly-owned subsidiary of Key. The Company's December 31, 1998, selling and administrative expenses include approximately $500,000 of costs directly related to the Transaction. Subsequent to completion of the Transaction, management of Key announced plans to sell two subsidiaries, Force 10 Marine and Multiplex Technology, Inc. The Force 10 Marine sale was completed on February 26, 1999.


NOTE B - SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION
The consolidated financial statements include the accounts of Valley Forge Corporation and its subsidiaries. All significant intercompany balances and transactions have been eliminated. Investments in which the Company has a 20% to 50% interest are accounted for using the equity method.

USE OF ESTIMATES
The financial statements have been prepared in conformity with generally accepted accounting principles and, as such, include amounts based on informed estimates and judgments of management with consideration given to materiality. Actual results could differ from these estimates.

FINANCIAL STATEMENT RECLASSIFICATION
Certain reclassifications have been made to the prior year's financial statements to conform to the 1998 presentation with no impact on previously reported net income or stockholders' equity.

STOCK SPLIT
On July 28, 1997, the Company's Board of Directors authorized a three-for-two stock split effected in the form of a 50 percent stock dividend distributed on September 16, 1997, to stockholders of record on September 5, 1997. Accordingly, all references in the financial statements to numbers of shares, per share amounts, and stock option data of the Company's common stock prior to the date of the split have been retroactively restated.

CONCENTRATION OF CREDIT RISK
The Company sells its recreational and industrial products to original equipment manufacturers, dealers, and distributors located in the United States and throughout the world. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. The Company maintains reserves for potential credit losses.

CASH EQUIVALENTS
The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

INVENTORIES
Inventories are stated at the lower of cost or market, net of allowance for estimated obsolete or slow-moving product, generally using the first-in, first-out (FIFO) method. Cost for certain inventories in the industrial group is determined using the last-in, first-out (LIFO) method.

PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment is stated at historical cost, net of depreciation provided by the straight-line method over the estimated useful lives of the various assets.

GOODWILL
Goodwill is stated at cost and is amortized on the straight-line basis over various periods ranging from fifteen to forty years. The Company periodically evaluates the recoverability of its goodwill by comparing the aggregate estimated future cash flows generated by the associated assets with their carrying value. If the carrying value should exceed the aggregate estimated cash flow amount, goodwill would be reduced accordingly.

INCOME TAXES
The Company accounts for income taxes using the liability method. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

COMPREHENSIVE INCOME
Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standard No. 130, "Reporting Comprehensive Income," which requires that an enterprise report, by major components and as a single total, the change in its net assets during the period from non-owner sources. Assets and liabilities of the Company's Canadian subsidiary and the equity investment in the foreign affiliate are translated at year-end exchange rates while the income statement amounts are translated using an average exchange rate for the year. These translation adjustments are recorded as a separate component of stockholders' equity and, accordingly, are included in the Company's other comprehensive income.

REVENUE RECOGNITION
Revenue is recognized when goods are shipped. Sales returns and allowances are recorded as an offset to revenues.

STOCK-BASED COMPENSATION
The Company accounts for stock-based employee compensation using the intrinsic value method prescribed in Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations.

NOTE C - INVENTORIES

At December 31, 1998 and 1997, inventories consist of the following (in thousands):


                                          1998              1997
Raw materials                         $ 10,447          $ 10,112
Work-in-process                          3,830             2,972
Finished goods                           8,223             6,037
                                      --------          --------
                                      $ 22,500          $ 19,121
                                      ========          ========


At December 31, 1998 and 1997, inventories of approximately $18,300,000 and $15,880,000, respectively, were valued using the FIFO method. Inventories of approximately $4,200,000 and $3,241,000 were valued using the LIFO method at December 31, 1998 and 1997, respectively. The FIFO cost of LIFO inventory approximated the LIFO value at December 31, 1998 and exceeded the LIFO value at December 31, 1997 by approximately $109,000.

NOTE D - PROPERTY, PLANT AND EQUIPMENT

At December 31, 1998 and 1997, property, plant and equipment consist of the following (in thousands):


                                                       1998              1997
Land                                               $    768          $    804
Buildings                                             4,666             4,494
Machinery and equipment                              18,197            16,350
Furniture and fixtures                                4,139             3,498
Leasehold improvements                                  416               352
                                                   --------          --------
                                                     28,186            25,498
Less accumulated depreciation
  and amortization                                  (16,668)          (14,815)
                                                   --------          --------
                                                   $ 11,518          $ 10,683
                                                   ========          ========


NOTE E - INVESTMENT IN AND ADVANCES TO AFFILIATE

To enhance its strategic position in the European marketplace, in April 1996 the Company acquired a 50% interest in Mastervolt International B.V. ("Mastervolt"), and an effective 46% interest in its primary operating subsidiary, Intervolt B.V. Intervolt B.V. is a Dutch manufacturer of power inverters and battery chargers for the marine and industrial markets. The Company paid $2,364,000 in cash for this investment. During 1997, the Company invested an additional $33,000 in equity in Mastervolt, increasing its effective ownership interest in Intervolt B.V. to approximately 47%. The purchase price in excess of net tangible assets acquired, approximately $2,100,000, is being amortized over 25 years. The Company has advanced $641,000 through December 31, 1998 to this affiliate for working capital and to fund European expansion. The investment is being accounted for using the equity method. In 1998 and 1997, equity earnings in Mastervolt were approximately $216,000 and $100,000, respectively.

During 1998 and 1997, sales to Mastervolt were approximately $950,000 and $700,000, respectively. Purchases from Mastervolt in 1998 and 1997 were $150,000 and $250,000, respectively.

NOTE F - ACCOUNTS PAYABLE AND ACCRUED EXPENSES

At December 31, 1998 and 1997, accounts payable and accrued expenses consist of the following (in thousands):


                                                        1998             1997
Accounts payable                                     $ 5,719           $4,184
Wages, salaries, and benefits                          2,357            2,260
Warranty reserve                                       1,060              723
Other accrued expenses                                 3,063            2,241
Income taxes payable                                     298                -
                                                     -------           ------
                                                     $12,497           $9,408
                                                     =======           ======

NOTE G - COMMITMENTS AND CONTINGENCIES

Commitments under non-cancelable operating leases for manufacturing and office facilities are $1,112,000 in 1999; $782,000 in 2000; $553,000 in 2001; $493,000
in 2002; $426,000 in 2003; and $2,337,000 thereafter. Rental expense for operating leases for the years ended December 31, 1998 and 1997 was $1,106,000 and $1,081,000, respectively.

NOTE H - LONG-TERM DEBT

At December 31, 1998 and 1997, long-term debt consists of the following (in thousands):


                                                                              1998          1997
Notes payable to insurance companies, 8.15%, annual
     principal payments of $1,000 through June 2006                       $  8,000      $  9,000
Advanceable term loan, quarterly payments of $75
     (see Note I) through June 1998                                            -           2,900
Mortgages                                                                    1,900           596
Other                                                                          150           157
                                                                          --------      --------
                                                                            10,050        12,653
Less current maturities                                                     (1,196)       (4,385)
                                                                          --------      --------
                                                                          $  8,854      $  8,268
                                                                          ========      ========


Annual maturities of long-term debt are $1,196,000 in 1999; $1,104,000 in 2000; $1,057,000 in 2001; $1,053,000 in 2002; $1,056,000 in 2003; and $4,584,000
thereafter.

The agreement for the notes payable to insurance companies contains covenants which require the maintenance of certain financial ratios and maintenance of consolidated net worth, as defined, at $18,000,000.

The Company has three mortgage loans collateralized by manufacturing facilities with maturities ranging from May 8, 2000 to May 1, 2008. The mortgages require monthly payments of principal and interest totaling $24,000 and bear interest ranging from 7% to 7.66%.

At December 31, 1998, the carrying value of long-term debt approximates fair value based on rates currently available to the Company for debt with similar characteristics.

In connection with the Transaction, notes payable to the insurance companies were paid in full.

NOTE I - LOANS AND NOTES PAYABLE

On August 31, 1996, the Company entered into a bank credit agreement for an advanceable term loan with borrowings up to $3,500,000 and a revolving credit note with borrowings up to $6,000,000. This bank credit agreement requires the maintenance of certain financial ratios, as well as minimum capital requirements, at specified levels. The revolving credit note bears interest at 1% under the bank's prime rate and expires June 30, 1999. At December 31, 1998, the balance outstanding under the revolving credit note was $640,000. The advanceable term loan was repaid during 1998. The bank's prime rate was 7.75% at December 31, 1998.

At December 31, 1997, the Company had borrowings outstanding under notes from stockholders that totaled $500,000 with interest rates ranging from 6.30 to 6.66%. These notes were repaid in 1998.

The weighted average interest rate on the above revolving credit note and short-term notes was 7.36% during 1998 and 6.97% during 1997.

NOTE J - ACQUISITIONS

In 1994, Valley Forge Corporation acquired an 86% interest in Atlantic Guest Inc. (Guest). In connection with the acquisition, two officers of the subsidiary acquired 14% of Guest with each officer issuing notes to the Company for $150,500. The Company and officers also entered into agreements whereby the officers may require the Company to purchase their shares at book value. The Company's total purchase obligation shall not exceed $75,000 in any twelve-month period, and it has right of first refusal to purchase the officers' stock. Under this agreement, in July 1996, the Company purchased a 7% interest from the officers (3.5% from each), increasing its ownership interest to 93%. The Company paid $75,250 to each officer, and the officers executed new notes to the Company in the amount of $75,250 each. The reissued notes bear interest at 8.15% and are due December 31, 1999. The notes are collateralized by the officers' Guest stock and, accordingly, the notes and accrued interest of approximately $157,000 at December 31, 1998, are recorded as a reduction of minority interests.

In connection with the Company's 1991 acquisition of a 66% ownership interest in Multiplex Technology, Inc. (Multiplex), the Company entered into an agreement with all Multiplex common stock and option holders whereby the Company may be required to purchase their shares of Multiplex up to a maximum of $200,000 a year. Under this agreement, the Company may have an obligation to purchase all of the then outstanding common stock of Multiplex if there is a specified change in control of the Company. The Multiplex stock is revalued each quarter based on an earnings formula. As of December 31, 1998, the total purchase obligation is approximately $680,000. Since 1991, the Company has purchased a total of 11,168 shares for approximately $162,000. In 1997, Multiplex acquired 6,500 treasury shares from minority shareholders for $143,000, increasing the Company's ownership interest in Multiplex to 68%. During 1998, Multiplex acquired an additional 10,833 treasury shares from minority shareholders for $101,000, increasing the Company's ownership interest to 69.1%.

In addition to the above, the Company invested $427,000 in a product line acquisition during 1997.

NOTE K - INCOME TAXES

The components of the provision for income taxes for the years ended December 31, 1998 and 1997 are as follows (in thousands):


                                                               1998          1997
           Federal
                Current                                      $3,418        $2,986
                Deferred                                       (404)         (282)
                                                             ------        ------
                                                              3,014         2,704
                                                             ------        ------
           State
                Current                                         492           422
                Deferred                                        (37)          (24)
                                                             ------        ------
                                                                455           398
                                                             ------        ------

           Foreign - current                                      6             5
                                                             ------        ------
                                                             $3,475        $3,107
                                                             ======        ======

The components of deferred income taxes as of December 31, 1998 and 1997 are as follows (in thousands):


                                                                           1998            1997
    Deferred income tax liabilities:
          Property, plant and equipment                                 $   786         $   813
          LIFO reserve                                                      242             242
          Equity earnings of affiliate                                      120            -
          Installment gain                                                   23              23
          Other                                                               9               3
                                                                        -------         -------
                                                                          1,180           1,081
                                                                        -------         -------
    Deferred income tax assets:
          Net operating loss, expense and
             credit carryforwards                                          (123)           (203)
          Allowance for doubtful accounts                                  (119)            (89)
          Inventory basis differences                                      (658)           (447)
          Accrued expenses                                               (1,043)           (749)
          Basis differences for amortizable assets                          (37)            (24)
                                                                        -------         -------
                                                                         (1,980)         (1,512)
    Valuation allowance                                                     123             203
                                                                        -------         -------
                                                                         (1,857)         (1,309)
                                                                        -------         -------
    Net deferred income tax asset                                          (677)           (228)
    Deferred income taxes included in other current assets                1,571           1,043
                                                                        -------         -------
    Long-term deferred income tax liability                             $   894         $   815
                                                                        =======         =======


The Company has Canadian tax net operating loss carryforwards of approximately $2,000 and Canadian research and development expense carryforwards of approximately $176,000 available to offset future Canadian taxable income. The net operating loss carryforwards will expire in 2003 and 2004. The research and development expense carryforwards have no expiration period. The Company also has Canadian research and development credit carryforwards totaling approximately $53,000 available to offset future Canadian taxable income. These credit carryforwards expire in the years 2000 through 2006.

The valuation allowance for deferred income tax assets relates to the realizability of tax net operating loss, research and development expense, and tax credit carryforwards by the Company's Canadian subsidiary. The net change in the valuation allowance during 1998 was a reduction of $80,000 due to the utilization of net operating losses during the year.

The differences between the statutory and effective tax rates on income are as follows:

                                                                          1998         1997
  U.S. federal statutory rate                                             34.0%        34.0%
  Nondeductible items, primarily goodwill amortization                     1.7          1.8
  State income taxes, net of federal tax benefit                           3.2          3.3
  Utilization of net operating losses and credits                         (1.4)        (0.6)
  Other, net                                                              (0.8)         0.6
                                                                          ----         ----
                                                                          36.7%        39.1%
                                                                          ====         ====



NOTE L - RESEARCH AND DEVELOPMENT EXPENSE

Research and development expense for the years ended December 31, 1998 and 1997 was approximately $3,117,000 and $3,031,000, respectively.

NOTE M - RETIREMENT PLANS

Effective December 31, 1998, the Company adopted Statement of Financial Accounting Standard No. 132 "Employers' Disclosures about Pensions and Other Post-Retirement Benefits." The statement does not change the measurement or recognition of those plans, but revises disclosures about pensions and other postretirement benefit plans. Restatement of disclosures for the prior year has been made for comparative purposes.

The Company sponsors a profit sharing plan for all non-union employees at several subsidiaries. Under this plan, contributions are discretionary and limited to a percentage of eligible employees' compensation. Profit sharing expense for this plan for 1998 and 1997 was approximately $270,000 and $195,000, respectively.

The Company has a 401(k) plan that covers all employees at domestic locations in which the Company has an ownership interest in excess of 80%. Employee contributions of up to 3% of each covered employee's compensation are matched 100% by the Company. Employer contributions to the plan were approximately $404,000 and $330,000 in 1998 and 1997, respectively.

Multiplex has a 401(k) plan that covers all of its employees. Multiplex's contributions to the plan are discretionary and totaled approximately $18,000 in 1998. No contribution was made to the plan in 1997.

Gits Manufacturing Company (Gits) has a noncontributory defined benefit pension plan (the "Plan") covering its union employees retiring after August 1, 1993. Pension benefits are based on a multiple of a fixed amount per month and years of service, as defined in the union agreement. Benefits generally vest over a seven-year period. Gits funds the Plan under the minimum funding requirements of the Employee Retirement Income Security Act ("ERISA") of 1974. The assets of the Plan are managed and invested by an insurance company.

Summarized information on the Plan is shown below (in thousands):


                                                                                1998            1997
               CHANGE IN BENEFIT OBLIGATION
               Benefit obligation at beginning of year                        $  937          $  860
               Service cost                                                       36              38
               Interest cost                                                      57              55
               Actuarial loss                                                    141              27
               Benefits paid                                                     (49)            (43)
                                                                              ------          ------
               Benefit obligation at end of year                              $1,122          $  937
                                                                              ======          ======

               CHANGE IN PLAN ASSETS
               Fair value of plan assets at beginning of year                 $1,270          $1,077
               Actual return on plan assets                                      145             212
               Employer contributions                                           -                 24
               Benefits paid                                                     (49)            (43)
                                                                              ------          ------
               Fair value of plan assets at end of year                       $1,366          $1,270
                                                                              ======          ======

               RECONCILIATION OF FUNDED STATUS
               Overfunded status                                              $  244          $  333
               Unrecognized net actuarial gain                                  (182)           (300)
               Unrecognized transition asset                                     (21)            (24)
               Unrecognized prior service cost                                    36              40
                                                                              ------          ------
               Prepaid benefit                                                $   77          $   49
                                                                              ======          ======

               COMPONENTS OF NET PERIODIC (BENEFIT) COST
               Service cost                                                      $36             $38
               Interest cost                                                      57              55
               Expected return on plan assets                                   (109)            (93)
               Recognized net actuarial gain                                     (13)             (8)
               Amortization of transition asset                                   (2)             (2)
               Amortization of prior service cost                                  4               3
                                                                              ------          ------
               Net periodic benefit                                           $  (27)         $   (7)
                                                                              ======          ======



                                                                   1998                       1997
ASSUMPTION AND METHOD DISCLOSURES
Discount rate                                                      5.50%                      6.25%
Expected long-term rate of return on assets                        8.50%                      8.75%
Amortization method                                           Straight- Line             Straight- Line


NOTE N - STOCK OPTION PLAN

The Company has a nonqualified stock option plan for key employees. Under the plan, 1,125,000 shares are authorized and options are granted at prices not less than the fair market value of the stock on the date of grant. The options expire not more than seven years from the grant date and generally vest over four years. In addition, upon a change of control, options vest immediately.

Activity under the stock option plan follows:


                                                                       OPTIONED SHARES
                                                               -------------------------------
                                              OPTIONS                              WEIGHTED
                                             AVAILABLE            NUMBER         AVERAGE PRICE
                                             FOR GRANT          OF OPTIONS         PER SHARE
BALANCES, DECEMBER 31, 1996                    408,375              402,188         $  6.32

Options granted                                (15,500)              15,500           12.27
Options exercised                                 -                 (61,563)           3.86
Options lapsed                                   4,500               (4,500)           9.08
                                             ---------          -----------         -------
BALANCES, DECEMBER 31, 1997                    397,375              351,625            6.98
Options granted                                (79,000)              79,000           15.01
Options exercised                                 -                 (75,750)           4.71
Options lapsed                                   1,125               (1,125)           9.08
                                             ---------          -----------         -------
BALANCES, DECEMBER 31, 1998                    319,500              353,750         $  9.25
                                             =========          ===========         =======


The following table summarizes information about fixed stock options outstanding at December 31, 1998:


                                         OPTIONS OUTSTANDING                              OPTIONS EXERCISABLE
                        -------------------------------------------------------   -------------------------------------
                                          WEIGHTED AVERAGE
                                           REMAINING LIFE    WEIGHTED AVERAGE                        WEIGHTED AVERAGE
RANGE OF PRICES              NUMBER          (IN YEARS)       PRICE PER SHARE     NUMBER OF OPTIONS   PRICE PER SHARE
PER SHARE PRICE            OF OPTIONS

$5.22 - $7.39                 171,250             2.22             $ 6.70               171,250            $ 6.70
$7.83 - $10.42                 95,500             4.06             $ 8.67                51,813            $ 8.49
$14.00 $15.13                  87,000             6.21             $14.91                 2,000            $14.00
                              -------                                                   -------
$5.22 - $15.13                353,750                                                   225,063
                              =======                                                   =======


The following table summarizes information about vested options:


                                        1998              1997
Number of options                    225,063           239,938
Price per share               $5.22 - $14.00     $3.19 - $9.08


The Company applies APB No. 25 and related Interpretations in accounting for grants to employees under its stock-based compensation plan, described above. Accordingly, no compensation expense has been recognized for grants to employees under its fixed stock option plan. Had compensation expense been charged to net income for grants to employees under the Company's fixed stock option plan based on fair value at the grant dates for awards under the plan, consistent with the method suggested by Statement of Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation," the Company's net income would have been decreased to the pro forma amounts indicated below (in thousands):


                                            1998                           1997
                                 ----------------------------   ----------------------------
                                        AS                             AS
                                     REPORTED                       REPORTED
Net income                            $5,908        $5,825           $4,833        $4,795

The fair value of each option grant is estimated as of the date of the grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:


                                               1998            1997
Expected dividend yield                        1.30%           1.50%
Expected volatility                           59.42%          26.81%
Risk-free interest rate                        5.61%           6.36%
Expected lives (years)                         5.5             5.5


The weighted-average grant-date fair value of options granted during 1998 and 1997 was $8.06 and $3.99, respectively.

NOTE O - RELATED PARTY TRANSACTIONS

The Company pays consulting and director fees to the non-employee members of its Board of Directors. These fees amounted to approximately $135,000 in both 1998 and 1997.

At December 31, 1997 there was a non-interest bearing demand note due from an officer of $75,000. This note arose due to relocation of the Company's headquarters and was repaid in January 1998.

NOTE P - SUPPLEMENTAL CASH FLOW INFORMATION

Cash paid for income taxes and interest was as follows (in thousands):


                                 1998              1997
Income taxes                   $3,620            $3,693
Interest                        1,115             1,195


                                      SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   KEY COMPONENTS FINANCE CORP.


                                   By: /s/ Alan L.  Rivera
                                      -----------------------------
                                      Alan L. Rivera
                                      Vice President


Date:     April 1, 1999

                                      SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   KEY COMPONENTS, LLC



                                   By:  /s/ Alan L.  Rivera
                                      -------------------------------
                                      Alan L. Rivera
                                      Vice President


Date:     April 1, 1999







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